Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-34099 on Form N-1A of our reports dated November 13, 2024 relating to the consolidated financial statements or financial statements and consolidated financial highlights or financial highlights of Fidelity Advisor Diversified Stock Fund and Fidelity Advisor Capital Development Fund, each a fund of Fidelity Destiny Portfolios, appearing in the Annual Reports on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2024, and to the references to us under the headings “Consolidated Financial Highlights” or “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 20, 2024